Exhibit 10

MERCK & CO. INC. U.S. SEPARATION BENEFITS PLAN

Effective as of January 1, 2013
(amended and restated as of October 1, 2013)

1

MERCK & CO., INC., U.S. SEPARATION BENEFITS PLAN

SECTION 1
PREAMBLE

Merck Sharp & Dohme Corp. established the MSD Separation Benefits Plan (the "MSD Plan"), as amended from time to time, to provide benefits to eligible non-union employees whose employment with Merck Sharp & Dohme Corp. or a participating wholly owned subsidiary (collectively, "MSD") was terminated under certain circumstances at the initiative of MSD.
Schering-Plough Corporation established the Schering-Plough Separation Benefits Plan (the "Schering Plan"), as amended from time to time, for the purpose of providing severance benefits to eligible union and non-union employees whose employment with Schering Corporation and certain of its U.S. affiliated companies was terminated under certain circumstances.
Effective January 1, 2012, the Schering Plan merged into the MSD Plan with the MSD Plan being renamed the Merck & Co., Inc. U.S. Separation Benefits Plan (the "Plan"). The Plan was amended and restated in its entirety at that time. Effective January 1, 2013, the Plan is again being amended and restated in its entirety as set forth herein.
The purpose of the Plan is to provide benefits to eligible employees whose employment with an Employer is terminated at the initiative of the Employer for reasons described below. This Plan is part of the MSD Separation Allowance Plan (Plan No. 514).

SECTION 2
DEFINITIONS

For the purposes of this Plan, the following terms shall have the following meanings:
2.1    “Annual Base Salary” means
(a) With respect to a Participant who is exempt as of his or her Separation Date, his or her annual base salary in effect as of his or her Separation Date, according to the Employer’s payroll records, without reduction for any contributions to Employer-sponsored benefit plans. For the avoidance of doubt, (i) with respect to a Participant who is exempt and regularly scheduled to work less than full-time as of his or her Separation Date, Annual Base Salary is the reduced annual base salary in effect on his or her Separation Date applicable to the less than full time position, according to the Employer’s payroll records, without reduction for any contributions to the Employer-sponsored benefit plans and (ii) no adjustment is made to Annual Base Salary if the Participant’s annual base salary in effect during any period prior to his or her Separation Date is higher or lower (for any reason, including promotion/demotion or a move to or from full-time or part-time status) than his or her annual base salary in effect as of his or her Separation Date, according to the Employer’s payroll records.
(b) With respect to a Participant who is non-exempt as of his or her Separation Date, the hourly rate according to the Employer’s payroll records in effect as of his or her Separation Date multiplied by the number of hours the Eligible Employee is regularly scheduled to work as of his or her Separation Date (up to a maximum of 2080 hours).
Annual Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, lump sum merit increases, cost of living allowances, income from stock options or other incentives under an Incentive Stock Plan of the Employer (or the Parent or any of its subsidiaries), stock grants or other incentives, or other pay not specifically included above.
For example, a Participant who is regularly scheduled to work less than full-time on his Separation Date has 10 Complete Years of Continuous Service (9 at full-time and 1 at less than full-time), had an annual base salary of $100,000 as a full-time employee but on his Separation Date has an annual base salary of $50,000 according to the Employer’s payroll records because it was reduced as applicable for the less than full-time position. The Participant’s Separation Pay will be calculated using 10 Complete Years of Continuous Service and an Annual Base Salary of $50,000. There is no adjustment in Annual Base Salary for prior years of higher annual base salary due to full-time service.
2.2    “Base Pay Rate” means
(a)     With respect to an Eligible Employee who is exempt, his/her annual base pay according to the Employer’s payroll records in effect as of the date the Eligible Employee is offered a Qualified Alternative Position or a Negotiated Job Offer. For an Eligible Employee who is regularly scheduled to work less than full-time, annual base pay is the reduced annual base pay to the less than full-time position.
(b)     With respect to an Eligible Employee who is non-exempt, the hourly rate according to the Employer’s payroll records in effect as of the date the Eligible Employee is offered a Qualified Alternative Position or a Negotiated Job Offer multiplied by the number of hours the Eligible Employee is regularly scheduled to work (up to a maximum of 2080 hours).
Base Pay Rate is calculated without reduction for any contributions to Employer-sponsored benefit plans. Base Pay Rate includes applicable shift pay and premium pay but does not include bonuses, commissions, overtime pay, lump sum merit increases, cost of living allowances, income from awards granted under an Incentive Stock Plan of the Employer (or the Parent or its subsidiaries), or other pay not specifically included above.
2.3    “Basic Life Insurance” means life insurance provided to an Eligible Employee under a plan sponsored by Parent or a subsidiary of Parent equal to 1x "base pay" as defined under the life insurance plan in which the Eligible Employee participates, as it may be amended from time to time.
2.4    “Benefits Continuation Period” means the period of time, as set forth on Schedule B-2, during which a Participant is eligible to receive Separation Benefits, provided, however that the Participant may elect to end the period earlier than indicated on Schedule B-2 by notifying the Employer's health and insurance plan administrator (i) within the later of thirty (30) days from the Participant's Separation Date or the date by which the Participant is provided to review the Separation Letter so that the Benefit Continuation Period ends on the date it would have otherwise begun, or (ii) during the Employer's annual open enrollment period for health and insurance benefits so that the Benefit Continuation Period ends the following January 1 (provided that date is not beyond the period set forth on Schedule B-2), or (iii) mid-year with a qualified status change that otherwise permits the Participant to make a change to the Participant's healthcare coverage in accordance with the terms of the Employer's healthcare plan so that the Benefits Continuation Period ends on the date the mid-year change would otherwise be effective under the terms of the Employer's healthcare plan (provided that date is not beyond the period set forth on Schedule B-2).
2.5    “Change in Control” shall have the meaning set forth in the CIC Plan (and, for avoidance of doubt, a valid amendment of that definition under the CIC Plan shall constitute an amendment of this Plan without further action).
2.6    “CIC Plan” means the Merck & Co., Inc. Change in Control Separation Benefits Plan, as amended and restated effective January 1, 2013 and as it may be further amended from time to time, and any successor thereto.
2.7    “Claims Reviewer” means the Merck & Co., Inc. Employee Benefits Committee (or its delegate) whose members are appointed by the Parent's Executive Vice President of Human Resources or his or her delegate; provided, however, for Section 16 Officers, Claims Reviewer means the Compensation and Benefits Committee of the Board of Directors of Parent or its delegate.
2.8    “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
2.9    “Complete Years of Continuous Service” means (a) for a Legacy Schering Employee, a year from the Participant’s Most Recent Hire Date with a Legacy Schering Entity to its anniversary, and thereafter from each anniversary to the next, (b) for a Legacy Merck Employee, a year from the Participant's Most Recent Hire Date with a Legacy Merck Entity to its anniversary, and thereafter from each anniversary to the next, (c) for a Legacy Inspire Employee, a year from the Participant’s Most Recent Hire Date with a Merck Entity to its anniversary, and thereafter from each anniversary to the next, and (d) for a Non-Legacy Company Employee, from the Participant’s Most Recent Hire Date with a Merck Entity, and thereafter from each anniversary to the next.
2.10    “Continuous Service” means (a) for a Legacy Schering Employee, the period of a Participant's continuous employment with a Legacy Schering Entity commencing on the Participant's Most Recent Hire Date with a Legacy Schering Entity and ending on the Separation Date as reflected on the Employer’s employee database, (b) for a Legacy Merck Employee, the period of a Participant's continuous employment with a Legacy Merck Entity commencing on the Participant's Most Recent Hire Date with a Legacy Merck Entity and ending on the Separation Date as reflected on the Employer’s employee database, (c) for a Legacy Inspire Employee, the period of a Participant's continuous employment with a Merck Entity commencing on the Participant's Most Recent Hire Date with a Merck Entity and ending on the Separation Date as reflected on the Employer’s employee database, and (d) for a Non-Legacy Company Employee, the period of a Participant's continuous employment with a Merck Entity commencing on the Participant's Most Recent Hire Date with a Merck Entity and ending on the Separation Date as reflected on the Employer’s employee database. For the avoidance of doubt, service prior to November 4, 2009 by a Legacy Schering Employee with a Legacy Merck Entity or a Legacy Merck Employee with a Legacy Schering Entity is excluded from “Continuous Service.” Notwithstanding anything contained in this Plan to the contrary, employment with a Legacy Schering Entity, Legacy Merck Entity or a Merck Entity as an Excluded Person does not count as "Continuous Service".
2.11    “Eligible Employee” means (a) any regular full-time or regular part-time employee of an Employer who is on the Employer's normal U.S. payroll and as to whom the terms and conditions of employment are not covered by a collective bargaining agreement unless the collective bargaining agreement specifically provides for coverage under the Plan; or (b) a U.S. Expatriate on an Employer's normal U.S. payroll.
The term “Eligible Employee” shall not include:
(i)    an employee (x) who is a party to an employment agreement with the Employer or with the Parent (or any of its subsidiaries) or (y) who is entitled, upon termination of employment with the Employer, to separation, severance, termination or other similar payments (1) under another plan or program sponsored by the Employer or Parent (or any of its subsidiaries); or (2) pursuant to a separate agreement with the Employer or Parent (or any of its subsidiaries) or (z) who is a party to an agreement with the Employer or Parent (or any of its subsidiaries) that provides that no payment or benefits are due to the employee in connection with his or her termination of employment; provided, however, in each case under the foregoing clauses (x), (y) and (z) unless the plan, program or agreement expressly provides for benefits under this Plan.
(ii)    a participant in the CIC Plan (but this clause shall only apply during the Protection Period (as defined in Section 8.1));
(iii)    temporary employees (including college coops, summer employees, high school coops, flexible workforce employees, post-doctorate research fellows and any other such temporary classifications ) and/or employees called by the Employer at any time for employment in the U.S. on a non-scheduled and non-recurring basis, and who becomes an employee of the Employer only after reporting to work for the period of time during which the person is working;

(iv)    an Excluded Person;
(v)    employees of a non-US subsidiary of an Employer (or who are dual employees of a non-US subsidiary of an Employer) who are on assignment in the US;
(vi)    employees whose employment ends for any reason while on unapproved leaves of absence;
(vii)    employees whose employment ends for any reason while on approved leaves of absence for a period equal to or more than six continuous months regardless of the reason(s) for the leave excluding the following approved leaves of absence: medical disability leaves, military leaves and family medical leaves under federal or state family medical leave laws and excluding Grandfathered Legacy Schering Employees;
(viii)    employees whose employment ends for any reason while on approved leaves of absence for medical disability for a period equal to or more than one year excluding Grandfathered Legacy Schering Employees; and/or.
(ix)    Grandfathered Legacy Schering Employees who have not been medically cleared to return to work or who do not return to work within two years of their first day absent.
For purposes of the foregoing clauses (vii) and (viii), a series of leaves of absence is considered one continuous leave for purposes of calculating the six-month or one-year requirement if the employee does not return to active employment for any reason, including but not limited to because the employee’s former position is unavailable and the employee is unable to secure a new position.
Whether an individual is an Eligible Employee or not is determined as of the date of his/her Termination due to Workforce Restructuring or for Rebadged Employees as of the date of his/her termination of employment due to an outsource transaction or for Grandfathered Legacy Schering Employees as of the date of his/her Grandfathered Legacy Schering Termination.
2.12    “Employer” means individually and collectively, the entities identified on Schedule A attached hereto.
2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
2.14    “Excluded Person” means a person who (i) is an independent contractor, or agrees or has agreed that he/she is an independent contractor, or (ii) has any agreement or understanding with the Employer, or any of its affiliates that he/she is not an employee or an Eligible Employee, or (iii) is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Employer or its affiliates, or (iv) is a “leased employee” as defined under Section 414(n) of the Internal Revenue Code of 1986, as amended, or (v) is not treated by the Employer as an employee for purposes of withholding federal income taxes, regardless of any contrary Internal Revenue Service, governmental or judicial determination relating to such employment status or tax withholding. An Excluded Person is not eligible to participate in the Plan even if a court, agency or other authority rules that he/she is a common‑law employee of the Employer or its affiliates.

2.15    "Grandfathered Legacy Schering Employees" means Legacy Schering Employees who (i) were absent from work on December 31, 2011 on an approved medical leave of absence and receiving disability benefits under an Employer-sponsored disability plan and (ii) were notified on or prior to December 31, 2011 that their position was scheduled to be eliminated.
2.16    "Grandfathered Legacy Schering Termination" means the termination of employment by the Employer of a Grandfathered Legacy Schering Employee who is medically cleared to return to work within two years of his or her first day absent but does not return to work within such time period because he or she is unable to secure a Qualified Alternate Position.
2.17    “Legacy Inspire Employee” means an Eligible Employee who (a) as of December 31, 2012 is employed by a Merck Entity and either continues to be employed by such entity until his/her Separation Date or is rehired or transferred to such entity after December 31, 2012, and (b) as of his/her Separation Date is (i) employed by an Employer, and (ii) coded in the employee data base of Parent as S6 (Legacy Inspire) under infotype 35, and (iii) not covered by a collective bargaining agreement.
2.18    "Legacy Merck Employee" means an Eligible Employee who (a) as of December 31, 2012 is employed by a Merck Entity and either continues to be employed by such entity until his/her Separation Date or is rehired or transferred to such entity after December 31, 2012, and (b) as of his/her Separation Date is (i) employed by an Employer, and (ii) coded in the employee data base of Parent with a blank indicator under infotype 35, and (iii) not covered by a collective bargaining agreement.
2.19    "Legacy Merck Entity" means (a) for the period prior to November 4, 2009, Old Merck and its direct or indirect wholly owned subsidiaries and (b) for the period beginning November 4, 2009, New Merck and its direct or indirect wholly owned subsidiaries.
2.20    "Legacy Schering Employee" means an Eligible Employee who (a) as of December 31, 2012 is employed by a Merck Entity and either continues to be employed by such entity until his/her Separation Date or is rehired by or transferred to such entity after December 31, 2012, and (b) as of his/her Separation Date is (i) employed by an Employer, (ii) coded in the employee data base of Parent as S1 (Legacy Organon), S2 (Legacy Intervet) or S5 (Legacy Schering-Plough) under infotype 35, and (iii) not covered by a collective bargaining agreement unless that agreement specifically provides for benefits under this Plan.
2.21    "Legacy Schering Entity" means (a) for the period prior to November 9, 2009, Schering-Plough Corporation and its direct or indirect wholly owned subsidiaries and (b) for the period beginning November 4, 2009, New Merck and its direct or indirect wholly owned subsidiaries.
2.22    “Merck Entity” means for the period beginning November 4, 2009, New Merck and its direct or indirect wholly owned subsidiaries.
2.23    “Misconduct” means conduct which includes (a) falsification of an Employer's or Parent's records/misrepresentation; (b) theft; (c) acts or threats of violence; (d) refusal to carry out assigned work; (e) unauthorized possession of alcohol or illegal drugs on an Employer's or Parent's premises; (f) being under the influence of alcohol or illegal drugs during work hours; (g) willful intent to damage or destroy an Employer's or Parent's property; (h) violation of the Parent's "Our Values and Standards"; (i) acts of discrimination/harassment; (j) conduct jeopardizing the integrity of the products of an Employer, Parent or one or more of its subsidiaries; (k) violation of rules, policies, and/or practices of an Employer or Parent; or (l) other conduct considered to be detrimental to an Employer, the Parent or one or more of its subsidiaries.
2.24    “Most Recent Hire Date” means (a) for a Legacy Schering Employee, his or her most recent hire date at a Legacy Schering Entity or an entity acquired by a Legacy Schering Entity as reflected on the Employer’s employee data system, (b) for a Legacy Merck Employee, his or her most recent hire date at a Legacy Merck Entity or an entity acquired by a Legacy Merck Entity as reflected on the Employer’s employee data system, (c) for a Legacy Inspire Employee, his or her most recent hire date at a Merck Entity or an entity acquired by a Merck Entity as reflected on the Employer’s employee data system, and (d) for a Non-Legacy Company Employee, his or her most recent hire date at a Merck Entity or an entity acquired by a Merck Entity as reflected on the Employer’s employee data system. Notwithstanding the foregoing, the most recent hire date for a Legacy Merck Employee who was employed by a Legacy Merck Entity on December 31, 1997, transferred from that entity to Merial as of January 1, 1998, remained continuously employed by Merial through the date he or she transferred employment from Merial to a Legacy Merck Entity and whose transfer to a Legacy Merck Entity occurred between October 1, 2000 and June 1, 2001, is his or her most recent hire date on the Employer's employee data system at a Legacy Merck Entity prior to his or her transfer to Merial. Notwithstanding the foregoing, the most recent hire date for a Legacy Merck Employee who was employed by a Legacy Merck Entity on December 31, 2007, transferred from that entity to PRWT as of January 1, 2008, remained continuously employed by PRWT through September 3, 2010 and who was rehired by a Legacy Merck Entity as of September 3, 2010, is his or her most recent hire date on the Employer’s employee data system at a Legacy Merck Entity prior to his or her transfer to PRWT.
2.25    "Negotiated Job Offer" means an offer of employment (or an offer of continued employment) with a successor employer or outsource vendor the terms and conditions of which are negotiated by an Employer, Parent or one of its subsidiaries or affiliates and may include, among other things, a reduction in Base Pay Rate.
2.26    “New Merck” means Merck & Co., Inc. (formerly known as Schering-Plough Corporation) on and after November 4, 2009
2.27    “Non-Legacy Company Employee” means an Eligible Employee who (a) is first hired by a Merck Entity on or after January 1, 2013, and (b) as of his/her Separation Date is (i) employed by an Employer, and (ii) coded in the employee data base of Parent with a blank indicator under infotype 35, and (iii) not covered by a collective bargaining agreement.
2.28    "Offer Outside Geographic Parameters" means a Negotiated Job Offer that results in the relocation of the Eligible Employee's principal business location to a new principal business location (x) where the distance between the Eligible Employee’s residence immediately prior to the extension of the Negotiated Job Offer and his/her new principal business location is more than 50 miles greater than the distance between the Eligible Employee's residence and his/her principal business location at the time the Negotiated Job Offer is extended or (y) more than 75 miles from the Eligible Employee's residence at the time the Negotiated Job Offer is extended and not closer to the Eligible Employee's residence at that time.
Distance will be determined by the Employer in its sole and absolute discretion using a nationally recognized mapping service. For Eligible Employees who are field sales representatives/managers, the principal business location is the geographic workload center of the territory as determined by the Employer in its sole and absolute discretion.

For example, an Eligible Employee receives a Negotiated Job Offer that results in relocation of the Eligible Employee’s principal business location from site A to site B. Assume at the time the Negotiated Job Offer is extended that the distance from the Eligible Employee’s residence to site A is 20 miles and to site B is 60 miles resulting in a 40 mile increase in distance to site B (60 minus 20). The position at site B is not an Offer Outside Geographic Parameters because site B is not more than 50 miles further from the Employee’s residence than site A and site B is not more than 75 miles from the Employee’s residence.
Assume instead that at the time the Negotiated Job Offer is extended the distance from the Eligible Employee’s residence to site A is 40 miles and to site B is 80 miles resulting in a 40 mile increase in distance to site B (80 minus 40). The position at site B is an Offer Outside Geographic Parameters because although the increase in distance to site B is less than 50 miles (only 40 miles), the distance at the time the Negotiated Job Offer is extended from the Eligible Employee’s residence to site B is over 75 miles (and not closer to his or her residence).
Assume instead that at the time the Negotiated Job Offer is extended the distance from the Eligible Employee’s residence to site A is 80 miles and to site B is 76 miles resulting in a 4 mile decrease in distance to site B (80 minus 76). The position at site B is not an Offer Outside Geographic Parameters because although the distance to site B is over 75 miles, at the time the Negotiated Job Offer is extended it is closer to the Eligible Employee’s residence by 4 miles.
Whether a position is an Offer Outside Geographic Parameters shall be determined at the time a Negotiated Job Offer is offered or communicated to the Eligible Employee or to the Grandfathered Legacy Schering Employee by the Employer.
2.29    “Old Merck” means Merck & Co., Inc. prior to November 4, 2009 (subsequently known as Merck Sharp & Dohme Corp).
2.30    “Outplacement Benefits” means benefits for outplacement counseling or other outplacement services made available to a Participant as provided pursuant to Section 4.4 of this Plan.
2.31    “Parent” means New Merck.
2.32    “Participant” means an Eligible Employee who has experienced a Termination due to Workforce Restructuring and who has signed, and, if a revocation period is applicable, not revoked, a Release of Claims in a form that is satisfactory to the Employer in its sole and absolute discretion.
The term "Participant" shall also include, where and as applicable a Rebadged Employee and a Grandfathered Legacy Schering Employee who has experienced a Grandfathered Legacy Schering Termination, in each case, who has signed and, if a revocation period is applicable, not revoked a Release of Claims in a form that is satisfactory to the Employer in its sole and absolute discretion.
2.33    “Plan” means the Merck & Co., Inc., U.S. Separation Benefits Plan as set forth herein, and as may be amended from time to time.

2.34    “Plan Administrator” means the Parent or its delegate.
2.35    “Plan Year” means the calendar year January 1 through December 31 on which the records of the Plan are kept.
2.36    “Qualified Alternative Position” means a position with an Employer, the Parent or any of its subsidiaries which does not result in either of the following:
(i)    a reduction in the Eligible Employee's Base Pay Rate; or
(ii)    relocation of the Eligible Employee's principal business location to a new principal business location (x) where the distance between the Eligible Employee’s residence immediately prior to the relocation and his/her new principal business location is more than 50 miles greater than the distance between the the Eligible Employee's residence and his/her principal business location immediately prior to the relocation or (y) that is more than 75 miles from the Eligible Employee's residence immediately prior to the relocation and not closer to the Eligible Employee's residence at that time.
Distance will be determined by the Employer in its sole and absolute discretion using a nationally recognized mapping service. For Eligible Employees who are field sales representatives/managers, the principal business location is the geographic workload center of the territory as determined by the Employer in its sole and absolute discretion.
For example, an Eligible Employee’s principal business location is relocated from site A to site B. Assume the distance from the Eligible Employee’s residence at the time of relocation to site A is 20 miles and to site B is 60 miles resulting in a 40 mile increase in distance to site B (60 minus 20). Assuming no decrease in the Eligible Employee’s Base Pay Rate, the position at site B is a Qualified Alternative Position because site B is not more than 50 miles further from the Employee’s residence than site A and site B is not more than 75 miles from the Employee’s residence.
Assume instead that the distance from the Eligible Employee’s residence at the time of relocation to site A is 40 miles and to site B is 80 miles resulting in a 40 mile increase in distance to site B (80 minus 40). The position at site B is not a Qualified Alternative Position because although the increase in distance to site B is less than 50 miles (only 40 miles), the distance from the Eligible Employee’s residence at the time of relocation to site B is over 75 miles (and not closer to his or her residence).
Assume instead that the distance from the Eligible Employee’s residence at the time of relocation to site A is 80 miles and to site B is 76 miles resulting in a 4 mile decrease in distance to site B (80 minus 76). Assuming no decrease in the Eligible Employee’s Base Pay Rate, the position at site B is a Qualified Alternative Position because although the distance to site B is over 75 miles, it is closer to the Eligible Employee’s residence at the time of relocation by 4 miles.
Whether a position is a Qualified Alternative Position shall be determined at the time such position is offered or communicated to the Eligible Employee or to the Grandfathered Legacy Schering Employee by his/her manager.
2.37    "Rebadged Employee” means an Eligible Employee whose employment with the Employer is terminated by the Employer in connection with the outsourcing of work by the

Employer in a transaction with a third‑party vendor where the Eligible Employee is offered a Negotiated Job Offer and:
(a) (i) accepts the Negotiated Job Offer; or (ii) declines the Negotiated Job Offer, provided the Negotiated Job Offer is not an Offer Outside Geographic Parameters; and
(b) remains employed with the Employer through the date established by the Employer as the employee's Separation Date unless the Employer expressly waives this provision.
Whether an Eligible Employee is a Rebadged Employee shall be determined by the Employer or Parent in its sole discretion. An Eligible Employee shall not be considered to be a Rebadged Employee if his or her employment with the Employer (i) does not end as set forth in this Section 2.32 (ii) ends due to the declination of a Negotiated Job Offer that is an Offer Outside Geographic Parameters, or (iii) ends as a result of any of the events described in Section 3.1(e).
For the avoidance of doubt, a Rebadged Employee shall not be considered to have experienced a Termination due to Workforce Restructuring for purposes of the Plan.
2.38    “Release of Claims” means the agreement that an Eligible Employee must execute in order to become a Participant and to receive Separation Plan Benefits, which shall be prepared by the Employer or the Parent and shall contain such terms and conditions as determined by the Employer or the Parent, including but not limited to a general release of claims, known or unknown, that the Eligible Employee may have against the Employer (and the Parent and any of its subsidiaries and/or affiliates), including claims related to the employment and termination of employment of the Eligible Employee; such Release of Claims may also contain, in the Employer’s or the Parent's discretion, other terms and conditions including, without limitation, cooperation in litigation, non-disclosure, confidentiality, non-disparagement, non-solicitation and/or non-competition provisions.
2.39    “Section 16 Officer” means an “officer” as such term is defined in Rule 16(a)-1(f) of the Securities Exchange Act of 1934 of the Parent who is also an Eligible Employee of an Employer.
2.40    “Separation Benefits” means the benefits provided pursuant to Sections 4.2 and 4.3 of this Plan.
2.41    “Separation Date” means the Eligible Employee’s last day of employment with the Employer due to a Termination due to Workforce Restructuring or, in the case of a Rebadged Employee, due to the outsourcing transaction. The Separation Date of an Eligible Employee who dies prior to his or her scheduled Separation Date but after he or she was notified of a scheduled Separation Date shall be deemed to have occurred on the day before his/her date of death. For Grandfathered Legacy Schering Employees, "Separation Date" means the last day of employment with the Employer due to a Grandfathered Legacy Schering Termination.
2.42    “Separation Pay” means the cash benefit payable under this Plan pursuant to Section 4.1 or to a Rebadged Employee pursuant to Section 4.5.
2.43    “Separation Plan Benefits” means, collectively, Separation Pay, Separation Benefits and Outplacement Benefits.

2.44    "Termination Due to Non-Performance" means a termination of an Eligible Employee's employment as determined and caused by the Employer due to the Eligible Employee's failure to perform his or her job assignments in a satisfactory manner.
2.45    “Termination due to Workforce Restructuring ” means the termination of an Eligible Employee's employment as determined and caused by the Employer due to:
(a)    the elimination of an Eligible Employee's job;
(b)    organizational changes; or
(c)    a general reduction of the workforce.
Whether an Eligible Employee's job is eliminated is determined by the Employer but excludes the maintenance of the position with the elimination of a part-time or job share arrangement or other flexible work arrangement.
Organizational changes are determined by the Employer and include the following actions: discontinuance of operations, location closings, corporate restructuring but exclude a reduction in job title, grade or band level, Base Pay Rate, short term incentive opportunity (e.g., cash bonuses under any bonus or incentive plan or program of the Parent), long-term incentive compensation opportunity, equity compensation opportunity and/or other forms of remuneration of an Eligible Employee with or without a change in the Eligible Employee's job duties where such reduction is due to (i) a general change in the Employer’s or the Parent’s compensation framework as it applies to similarly situated Eligible Employees, (e.g., a change in the general compensation framework applicable to similar jobs with the Employer, or an identifiable segment of the Employer such as a subsidiary, division or department); (ii) an action to align the Eligible Employee with the Employer's or the Parent's compensation and career framework as it applies to similarly situated Eligible Employees; or (iii) a demotion or other action taken as a result of the Eligible Employee's performance or behaviors.
An Eligible Employee shall not be considered to have incurred a Termination due to Workforce Restructuring if his or her employment with the Employer (i) does not end due to this Section 2.40 (a), (b) or (c) or (ii) ends as a result of any of the events described in Section 3.1(d).
For the avoidance of doubt with respect to outsourcing transactions, (x) an Eligible Employee whose employment with the Employer is terminated by the Employer in connection with the outsourcing of work by the Employer in a transaction with a third‑party vendor where the individual is offered a Negotiated Job Offer and declines the Negotiated Job Offer because it is an Offer Outside Geographic Parameters, is considered to have incurred a Termination due to Workforce Restructuring provided his or her employment with the Employer does not end as a result of any of the events described in Section 3.1 (d), and (y) a Rebadged Employee shall not be considered to have experienced a Termination due to Workforce Restructuring for purposes the Plan.
2.46    “U.S. Expatriate” means a U.S. citizen or individual with U.S. Permanent Resident status who is employed by the Employer and on assignment outside the U.S. and who is not an Excluded Person.

SECTION 3
ELIGIBILITY FOR BENEFITS

3.1    Eligibility.
(a)    An Eligible Employee will be eligible for Separation Plan Benefits described in Section 4 (excluding Section 4.5) when he/she experiences a Termination due to Workforce Restructuring; provided, however, that a Legacy Inspire Employee will be eligible for Separation Plan Benefits described in Section 4 (excluding Section 4.5) only if he/she experiences a Termination due to Workforce Restructuring on or after May 17, 2013. A Grandfathered Legacy Schering Employee will be eligible for Separation Plan Benefits described in Section 4 (excluding Section 4.5) if he or she experiences a Grandfathered Legacy Schering Termination. Separation Plan Benefits shall be provided under this Plan to an Eligible Employee who experiences a Termination due to Workforce Restructuring or to a Grandfathered Legacy Schering Employee who experiences a Grandfathered Legacy Schering Termination, in each case only if the Eligible Employee or Grandfathered Legacy Schering Employee has executed and, if a revocation period is applicable, not revoked a Release of Claims in a form satisfactory to the Employer or Parent in its sole and nonreviewable discretion. An Eligible Employee or a Grandfathered Legacy Schering Employee who has executed and, if a revocation period is applicable, not revoked a Release of Claims is a Participant.
(b)    A Rebadged Employee will be eligible for Separation Pay described in Section 4.5; provided, however, that a Rebadged Employee who is a Legacy Inspire Employee will be eligible for Separation Pay described in Section 4.5 only if his/her employment with an Employer is terminated by the Employer in connection with the outsourcing of work on or after May 17, 2013. Separation Pay shall be provided under this Plan to a Rebadged Employee only if the Rebadged Employee has executed and, if a revocation period is applicable, not revoked a Release of Claims in a form satisfactory to the Employer or Parent in its sole and nonreviewable discretion. A Rebadged Employee who has executed and, if a revocation period is applicable, not revoked a Release of Claims is a Participant. A Rebadged Employee is not eligible for Separation Benefits or Outplacement Benefits.
(c)    An Eligible Employee will also be entitled to receive those pension benefits set forth in Schedule D (Change in Control/Pension) and retiree medical benefits set forth in Schedule E (Change in Control/Retiree Medical) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Eligible Employee’s employment with the Employer (or successor employer) is terminated by the Employer (or successor employer) for any reason other than for Misconduct, death or "Permanent Disability" (as such term is defined in the CIC Plan), and (iii) the Eligible Employee signs and returns the release of claims in use under the CIC Plan and in accordance with the process established under the CIC Plan.
(d)    Notwithstanding anything herein to the contrary, an Eligible Employee shall not be considered to have incurred a Termination due to Workforce Restructuring under the Plan if his or her employment ends as a result of any of the following events:
(i)    a divestiture of a subsidiary, division or other identifiable segment of the Employer or Parent or a transfer of the Eligible Employee to a joint venture or other business entity in which the Employer or the Parent directly or indirectly will own some outstanding voting or other ownership interest, in each case where either
(x) the Eligible Employee is offered and accepts, or continues in, a Negotiated Job Offer; or

(y) the Eligible Employee is offered and declines a Negotiated Job Offer, unless the Negotiated Job Offer is an Offer Outside Geographic Parameters with the acquiring entity or vendor;
(ii)    the Employer's decision to outsource work to a third-party vendor where the Eligible Employee is a Rebadged Employee;
(iii)    the Eligible Employee's voluntary resignation for any reason including after reaching early or normal retirement age under the retirement plan applicable to the Eligible Employee;
(iv)    a termination for Misconduct;
(v)    death (unless the Eligible Employee is not a Grandfathered Legacy Schering Employee and dies after he/she has been notified of his/her scheduled Separation Date but before the Separation Date occurs and a valid Release of Claims is executed by the Eligible Employee's estate) in which case the Eligible Employee's Separation Date shall be deemed to have occurred on the day before his/her date of death;
(vi)     the Eligible Employee terminating employment with the Employer prior to the date identified as the date the employee would experience a Termination due to Workforce Restructuring unless the Employer expressly agreed to waive this provision;
(vii)    failure by the Eligible Employee (other than a Legacy Schering Grandfathered Employee) to return to work at the Employer (or the Parent or any of its subsidiaries) for any reason, including, but not limited to the Eligible Employee’s failure to secure a position at the Employer (or the Parent or any of its subsidiaries) upon a return from a leave of absence for any reason; or
(viii)    failure by a Legacy Schering Grandfathered Employee to return to work at the Employer (or the Parent or any of its subsidiaries) within two years of his or her first day absent due to disability; or
(ix)    the Eligible Employee's decision to decline a Qualified Alternative Position for any reason (including, but not limited to because the employee is a part-time employee and is offered a full-time position, is a shift-worker and the position offered is on a different shift or has a job share or other flexible work arrangement and the position offered is not a job share or does not include a flexible work arrangement) that is offered to the Eligible Employee prior to the Eligible Employee's Separation Date; or
(x)    the Eligible Employee's decision to accept an alternate position with the Employer, Parent or any of its subsidiaries (whether or not the position is a Qualified Alternative Position) and to later decline it; or
(xi)    Termination Due to Non-Performance.
(e)    Notwithstanding anything herein to the contrary, an Eligible Employee shall not be considered to be a Rebadged Employee under the Plan if his or her employment ends as a result of any of the following events:
(i)    a divestiture of a subsidiary, division or other identifiable segment of the Employer or Parent or a transfer of the Eligible Employee to a joint venture or other business entity in which the Employer or the Parent directly or indirectly will own some outstanding voting or other ownership interest;
(ii)    the Employer's decision to outsource work to a third-party vendor where the Eligible Employee is offered a Negotiated Job Offer and declines it because it is an Offer Outside Geographic Parameters;

(iii)    the Eligible Employee's voluntary resignation for any reason including after reaching early or normal retirement age under the retirement plan applicable to the Eligible Employee;
(iv)    a termination for Misconduct;
(v)    death (unless the Eligible Employee is not a Grandfathered Legacy Schering Employee and dies after he/she has been notified of his/her scheduled Separation Date but before the Separation Date occurs and a valid Release of Claims is executed by the Eligible Employee's estate) in which case the Eligible Employee's Separation Date shall be deemed to have occurred on the day before his/her date of death;
(vi)     the Eligible Employee terminating employment with the Employer prior to the date identified by the Employer as the Separation Date unless the Employer expressly agreed to waive this provision;
(vii)    failure by the Eligible Employee (other than a Legacy Schering Grandfathered Employee) to return to work at the Employer (or the Parent or any of its subsidiaries) for any reason, including, but not limited to the Eligible Employee’s failure to secure a position at the Employer (or the Parent or any of its subsidiaries) upon a return from a leave of absence for any reason;
(viii)    failure by a Legacy Schering Grandfathered Employee to return to work at the Employer (or the Parent or any of its subsidiaries) within two years of his or her first day absent due to disability; or
(ix)    Termination Due to Non-Performance.
3.2    Termination of Eligibility for Benefits. A Participant shall cease to participate in the Plan, and all Separation Plan Benefits shall cease upon the occurrence of the earliest of:
(a)    Termination of the Plan prior to, or more than two years following, a Change in Control;
(b)    Inability of the Employer to pay Separation Plan Benefits when due;
(c)    Completion of payment to the Participant of the Separation Plan Benefits for which the Participant is eligible; and
(d)    The Claims Reviewer's determination, in its sole discretion, of the occurrence of the Eligible Employee’s Misconduct, regardless of whether such determination occurs before or after the Eligible Employee’s Separation Date, unless the Claims Reviewer determines in its sole discretion that Misconduct shall not cause the cessation of Separation Plan Benefits in a particular case.

SECTION 4
BENEFITS

4.1    Separation Pay. Separation Pay shall be payable under this Plan to a Participant who is not a Rebadged Employee as set forth on Schedule B-1. The terms of Schedule B-1 are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. For Separation Pay payable under this Plan to a Rebadged Employee, see Section 4.5 of this Plan.
4.2    Medical and Dental Benefits
(a)    A Participant who is covered under any of the Employer's group active medical and dental plans as of his or her Separation Date shall be provided the opportunity to elect to continue such active coverage, as it may be amended from time to time, in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and Section 601, et seq., of ERISA (“COBRA”) and in accordance with the Employer’s regular COBRA coverage payment practices, at active employee rates, as the same may be changed from time to time, for his or her Benefits Continuation Period, as determined in accordance with Schedule B-2. The terms of such Schedule B-2 are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan.
(b)    A Participant who does not elect to continue active medical and/or dental coverage in accordance with COBRA shall not be eligible for active medical and/or dental benefit continuation coverage at active employee rates during his or her Benefits Continuation Period nor will he or she be eligible to continue such active coverage during the COBRA continuation period at the full COBRA premium.
(c)    A Participant who, prior to his or her Separation Date, had elected no active medical or dental coverage under the applicable medical or dental plan will not be permitted to change from no medical and/or dental coverage to coverage as a result of a Termination due to Workforce Restructuring or a Grandfathered Legacy Schering Termination.
(d)    Provided the Participant elects to continue coverage under COBRA, active medical and dental continuation coverage, as it may be amended from time to time, at active rates shall begin on the first day of the month coincident with or following the Participant's Separation Date and shall end on the last day of the month in which the Benefits Continuation Period ends, provided the Participant pays the required contributions for coverage in the time and manner required under COBRA. If the Participant fails to pay the required contributions for coverage in the time and manner required under COBRA, or the Participant elects to terminate active medical and/or dental coverage, coverage will end as of the last day of the month for which the contribution was paid and it will not be reinstated. If the Participant has dental coverage on the last day of the Benefits Continuation Period, the Participant may be eligible to continue the dental coverage in effect at the end of the Benefits Continuation Period for the remaining COBRA period, if any, in accordance with COBRA by paying the full COBRA premium. If the Participant is eligible to participate in the retiree medical plan of an Employer (or Parent) as of his or her Separation Date at subsidized or unsubsidized retiree rates, see Section (e) below.
(e)    If, as of his or her Separation Date, a Participant is eligible to participate in a retiree medical plan of an Employer (or Parent) at subsidized or unsubsidized rates, then he or she (i) shall be eligible to continue active medical and dental benefits in accordance with this Section 4.2 and, (ii) if eligible for subsidized rates, following the completion of the Benefits Continuation

Period, shall be eligible for retiree medical benefits at subsidized rates under the terms of retiree medical plan applicable to such Participant, as it may be amended from time to time, and (iii) if eligible for unsubsidized rates, following the completion of the Benefits Continuation Period and, if applicable, the COBRA period described in Section (f) below, shall be eligible for retiree medical benefits at unsubsidized rates under the terms of retiree medical plan applicable to such Participant, as it may be amended from time to time. If a Participant is not eligible to continue active medical coverage during the Benefits Continuation Period (e.g., because the Participant had no active coverage on his/her Separation Date or he/she failed to timely elect continuation coverage under COBRA) or the Participant's active medical coverage ends during the Benefits Continuation Period (for any reason, including non-payment), the Participant cannot enroll for medical coverage as a retiree until the end of the Benefits Continuation Period. If the Participant elects to end the Benefits Continuation Period earlier than the period set forth on Schedule B-2 as permitted in Section 2.4, all active medical and/or dental benefit coverage that the Participant would otherwise have been eligible to receive during the maximum Benefits Continuation Period will be permanently and irrevocably forfeited. A Participant cannot be covered as an active employee and as a retiree (even under the retiree no coverage option, if available) in a medical plan of an Employer (or Parent) during the same period; provided, however, that a Participant may be covered through COBRA at full COBRA rates (for the remainder of the COBRA period only) for dental coverage even if during that period the Participant is also covered as a retiree for medical coverage.
(f)    If, as of his or her Separation Date, a Participant is not eligible to participate in a retiree medical plan of an Employer (or Parent) or is eligible to participate in a retiree medical plan of an Employer (or Parent) at unsubsidized rates, then following the completion of the Benefits Continuation Period (provided coverage has not terminated prior thereto for any reason, including failure to pay the required contribution) he or she may be eligible to continue coverage in effect at the end of the Benefits Continuation Period for the remaining COBRA period, if any, in accordance with COBRA by paying the full COBRA premium.
(g)    Rebadged Employees are not eligible for continuation of active medical and dental benefits at active contribution rates during the Benefits Continuation Period described in this Section 4.2.
4.3    Life Insurance Benefits
(a)    A Participant shall be eligible to continue Basic Life Insurance coverage at no cost to the Participant during his or her Benefits Continuation Period, as determined in accordance with Schedule B-2, subject to and in accordance with the terms of the applicable life insurance plan as they may be amended from time to time. The Participant is responsible for paying applicable tax on imputed income, if any, for Basic Life Insurance coverage during his or her Benefits Continuation Period. The terms of such Schedule B-2 are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan.
(b)    Basic Life Insurance coverage shall end on the last day of the month in which the Benefits Continuation Period ends. If the Participant elects to end the Benefits Continuation Period earlier than the period set forth on Schedule B-2 as permitted in Section 2.4, all Basic Life Insurance coverage that the Participant would otherwise have been eligible to receive during the maximum Benefits Continuation Period will be permanently and irrevocably forfeited.
(c)    Rebadged Employees are not eligible for the life insurance benefits described in this Section 4.3.

4.4    Outplacement Benefits. Benefits for outplacement counseling or other outplacement services, as set forth in Schedule C, will be made available to a Participant. The terms of such Schedule C are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu of outplacement benefits nor will Separation Pay be increased if a Participant declines or does not use the outplacement benefits. Rebadged Employees are not eligible for outplacement benefits described in this Section 4.4.
4.5.    Separation Pay for Rebadged Employees. A Rebadged Employee who is a Participant shall be eligible for Separation Pay under this Plan in an amount equal to 50% of the Separation Pay that would be payable had he or she experienced a Termination due to Workforce Restructuring.
For the avoidance of doubt, a Rebadged Employee shall not be eligible for any Separation Plan Benefits other than the Separation Pay described in this Section 4.5.
4.6    Reduction of Benefits. Notwithstanding anything in this Plan to the contrary, a Participant's Separation Pay (including Separation Pay described in Section 4.5) and Separation Benefits, if applicable, shall be reduced by:
(a)    any amount the Plan Administrator reasonably concludes the Participant owes the Employer (or the Parent or any subsidiary or affiliate of the Parent) including, without limitation, unpaid bills under the corporate credit card program, and for vacation used, but not earned;
(b)    any severance or severance type benefits that the Employer (or the Parent or any subsidiary or affiliate of the Parent) must pay to a Participant under applicable law;
(c)    where permitted by law, any payments received by the Participant pursuant to state workers compensation laws;
(d)    short-term disability benefits where state law does not permit Separation Pay to be offset from short-term disability benefits (or where the Employer in its sole and absolute discretion determines it is administratively easier for the Employer to reduce Separation Pay by short- term disability benefits in lieu of reducing short-term disability benefits by Separation Pay).
Notwithstanding anything in the Plan to the contrary, a Participant’s Separation Pay (including Separation Pay described in Section 4.5) and Separation Benefits are not meant to duplicate pay and benefits provided by the Employer (or the Parent or any of its subsidiaries) in connection with any Participant's Termination due to Workforce Restructuring or in connection with a Participant's termination due to the outsourcing of work to a third-party vendor, including pay and benefits under the federal Worker Adjustment Retraining and Notification Act and any state or local equivalent (collectively the "WARN Act"). If the Plan Administrator determines that a Participant is entitled to WARN Act damages or WARN Act notice, the Plan Administrator in its sole and absolute discretion may reduce the Participant's Separation Pay and Separation Benefits under the Plan by the WARN Act damages or pay and benefits after receiving WARN Act notice, but not below $500, with the remaining Separation Pay and Separation Benefits provided to the Participant in accordance with the terms of the Plan in satisfaction of the Participant's WARN Act notice rights or damages. In all other cases, Separation Pay paid under the Plan in excess of $500 will be treated as having been paid to satisfy any WARN Act damages, if applicable.

SECTION 5
FORM AND TIMING OF BENEFITS; FORFEITURE
AND REPAYMENT OF BENEFITS

5.1    Form and Time of Payment
(a)    Except as otherwise provided in subsection (b), Separation Pay, less taxes and applicable deductions shall be paid in a lump sum as soon as practicable after the Participant's Termination due to Workforce Restructuring (or in the case of a Rebadged Employee, after termination of employment due to the outsourcing transaction) and the expiration of any period during which the Participant may consider, sign and, if a revocation period is applicable, revoke the Release of Claims, but in no event later than March 15 of the calendar year following the year of a Participant's Separation Date.
(b)    If it is determined by the Employer or Parent in its discretion, that (i) the Participant is, as of his or her Separation Date, a "specified employee" (as such term is defined in Section 409A(2)(B) of the Code); and (ii) the Separation Pay payable pursuant to the terms of the Plan constitutes nonqualified deferred compensation that would subject the Participant to “additional tax” under Section 409A(a)(1)(B) of the Code (the "409A Tax"), then the payment of Separation Pay will be postponed to the first business day of the seventh month following the Separation Date or, if earlier, the date of the Participant's death.
5.1    Taxes. Separation Pay payable under this Plan shall be subject to the withholding of appropriate federal, state and local taxes.
Notwithstanding anything in this Plan to the contrary, the Employer or Parent will take such actions as it deems necessary, in its sole and absolute discretion, to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A of the Code, including, but not limited to, reducing or eliminating benefits and changing the time or form of payment of benefits.
5.3    Forfeiture of Benefits. The Employer reserves the right, in its sole and absolute discretion, to cancel all Separation Plan Benefits and seek the return of Separation Pay in the event a Participant engages in any activity that the Employer considers detrimental to its interests (or the interests of the Parent or any of its subsidiaries) as determined by the Parent’s Executive Vice President and General Counsel and the Parent’s Executive Vice President, Human Resources. Activities that the Employer considers detrimental to its interest (or the interests of the Parent or any of its subsidiaries) include, but are not limited to:
(a)    breach of any obligations of the Participant's terms and conditions of employment;
(b)    making false or misleading statements about the Employer, the Parent or any of its subsidiaries or their products, officers or employees to competitors, customers, potential customers of the Employer, the Parent or any of its subsidiaries or to current or former employees of the Employer, the Parent or any of its subsidiaries; and
(c)    breaching any terms of the Release of Claims, including any non-solicitation or non-competition provisions, if applicable.

5.4     Cessation of Separation Pay and Separation Benefits. Separation Pay, Outplacement Benefits and Separation Benefits shall cease in the event a Participant is rehired by the Employer, the Parent or one of its subsidiaries or affiliates other than Telerx Marketing, Inc.
5.5    Return of Separation Pay. Upon the occurrence of an event described in Section 5.3. or 5.4 of this Plan, the Participant shall repay to the Employer that portion of the lump sum amount that would not have been paid had the Separation Pay been paid in weekly installments from the Participant's Separation Date. If the Participant receives short-term disability benefits from the Employer after his or her Separation Date, the Employer reserves the right to seek repayment by the Participant of that portion of the Separation Pay that would not have been paid in accordance with Section 4 6 had the Separation Pay been paid in installments.
5.6    Death of Participant. If a Participant dies following his or her Separation Date and a valid Release of Claims was signed by the Participant or is signed by the Participant's estate then
(a)    any unpaid Separation Pay will be paid to the Participant's estate; and
(b)    if the Participant was eligible to continue medical and/or dental coverage during the Benefits Continuation Period on the Participant's date of death and the Participant’s surviving dependents were covered under the Participant's medical and dental coverages (other than coverages applicable to retirees and their dependents) on that date, they may continue such active coverage for the balance of the Benefits Continuation Period, provided they continue to remain eligible dependents and they pay the applicable contributions at active employee rates, as they may change from time to time, to continue coverage. Thereafter, if, as of his or her Separation Date, such Participant (i) was eligible to participate in a retiree medical plan of an Employer (or Parent) at subsidized rates, then following the completion of the Benefits Continuation Period, surviving eligible dependents shall be eligible for retiree medical benefits at subsidized rates under the terms of retiree medical plan applicable to such Participant, as may be amended from time to time, or (ii) was not eligible to participate in a retiree medical plan of an Employer (or Parent) or is eligible to participate in a retiree medical plan of an Employer (or Parent) at unsubsidized rates, then following the completion of the Benefits Continuation Period the surviving dependents may be eligible to continue coverage in effect at the end of the Benefits Continuation Period for the remaining COBRA period, if any, in accordance with COBRA by paying the full COBRA premium. Medical and dental coverage under this Section 5.6 (b) shall be subject to and in accordance with the terms of the applicable plans as they may be amended from time to time.
The Separation Date of an Eligible Employee who dies prior to his or her scheduled Separation Date but after he or she was notified of a scheduled Separation Date shall be deemed to have occurred on the day before his/her date of death.

SECTION 6

PLAN ADMINISTRATION

6.1    Plan Administrator. Parent or its delegate is the Plan Administrator for purposes of ERISA.
6.2    Powers and Duties of Plan Administrator. The Plan Administrator or its delegate shall have the full discretionary power and authority to: (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist in administering the Plan; and (v) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator or its delegate shall be entitled to rely on the records of the Employer in determining any Participant's entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator or its delegate, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
With respect to determining claims and appeals for benefits under this Plan, the Claims Reviewer (and its delegate) shall be deemed to be the delegate of the Plan Administrator and shall have all of the powers and duties of the Plan Administrator described above.
6.3    Additional Discretionary Authority. The Plan Administrator may, upon written approval of the Parent’s Executive Vice President, Human Resources (written approval of the Compensation and Benefits Committee of the Board of Directors of the Parent or its delegate with respect to Section 16 Officers), take the following actions under the Plan:
(a)    grant some, all or any portion of the benefits under this Plan to an employee who would not otherwise be eligible for such benefits under Section 3 above;
(b)    waive the requirement set forth in Section 3 for any individual Eligible Employee or group of Eligible Employees to execute a Release of Claims; and
(c)    grant additional Separation Plan Benefits to a Participant.

SECTION 7
CLAIMS AND APPEALS PROCEDURES

7.1    Claims.
(a)    Any request or claim for benefits under the Plan must be filed by a claimant or the claimant’s authorized representative within 60 days after the date claimant’s employment with an Employer ends; provided, however, for claims under Section 5.3, claims must be filed within 60 days after the date Separation Plan Benefits are cancelled.
(b)    Any request or claim for benefits under the Plan shall be deemed to be filed when a written request made by the claimant or the claimant's authorized representative addressed to the Claims Reviewer at the address below is received by the Claims Reviewer.
Claims Reviewer for the Separation Benefits Plan
c/o Secretary of the Merck & Co., Inc. Employee Benefits Committee
Merck & Co., Inc.
One Merck Drive, WS3B-35
P.O. Box 100
Whitehouse Station, NJ 08889-0100
The claim for benefits shall be reviewed by, and a determination shall be made by, the Claims Reviewer, within the timeframe required for notice of adverse benefit determinations described below.
(c)    The Claims Reviewer shall provide written or electronic notification to the claimant or the claimant’s authorized representative of any “adverse benefit determination.” Such notice shall be provided within a reasonable time but not later than 90 days after the receipt by the Claims Reviewer of the claimant's claim, unless the Claims Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claims Reviewer determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Claims Reviewer expects to render the benefit determination. No extension can exceed 90 days from the end of the initial 90-day period (i.e., 180 days from the receipt of the claim by the Claims Reviewer) without the consent of the claimant or the claimant’s authorized representative.
(d)    An “adverse benefit determination” is a denial, reduction, or termination of, or a failure to provide or make payment (in whole or part) for a benefit, including one that is based on a determination of a claimant’s eligibility to participate in the Plan.
(e)    The notice of adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall:
(i)    set forth the specific reasons for the adverse benefit determination;
(ii)    contain specific references to Plan provisions on which the determination is based;
(iii)    describe any material or information necessary for the claim for benefits to be allowed and an explanation of why such information is necessary; and

(iv)    describe the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
7.2    Appeals of Adverse Benefit Determinations.
(a)    Any request to review the Claims Reviewer’s adverse benefit determination under the Plan must be filed by a claimant or the claimant’s authorized representative in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination by the Claims Reviewer. If the claimant or the claimant’s authorized representative fails to file a request for review of the Claims Reviewer’s adverse benefit determination in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination, the Claims Reviewer’s determination shall become final and conclusive.
(b)    Any request to review an adverse benefit determination under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant's authorized representative addressed to the Employee Benefits Committee at the address below is received by the Secretary of the Employee Benefits Committee.
Merck & Co., Inc. Employee Benefits Committee
c/o Secretary Employee Benefits Committee
Merck & Co., Inc.
One Merck Drive, WS3B-35
P. O. Box 100
Whitehouse Station, NJ 08889-0100
(c)    If the claimant or the claimant’s authorized representative timely files a request for review of the Claims Reviewer’s adverse benefit determination as specified in this Section 7.2, the Employee Benefits Committee shall re-examine all issues relevant to the original adverse benefit determination taking into account all comments, documents, records, and other information submitted by the claimant or the claimant’s authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Any such claimant or his or her duly authorized representative may:
(i)    upon request and free of charge have reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Employee Benefits Committee in accordance with 29 CFR 2560.503-1 (m)(8); and
(ii)    submit in writing any comments, documents, records, and other information relating to the claim for benefits.
(d)    The Claims Reviewer shall provide written or electronic notice to the claimant or the claimant’s authorized representative of its benefit determination on review. Such notice shall be provided within a reasonable time but not later than 60 days after the receipt by the Claims Reviewer of the claimant's request for review, unless the Claims Reviewer determines that special circumstances require an extension of time for processing the request for review. If the Claims Reviewer determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Claims Reviewer expects to render the benefit determination. No extension can exceed 60 days from the end of the initial 60-day period (i.e., 120 days from the date the request for review is received by the Claims Reviewer) without the consent of the claimant or the claimant’s authorized representative.
(e)    If the claimant’s appeal is denied, the notice of adverse benefit determination on review shall be written in a manner calculated to be understood by the claimant and shall:
(i)    set forth the specific reasons for the adverse benefit determination on review;
(ii)    contain specific references to Plan provisions on which the benefit determination is based;
(iii)    contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Claims Reviewer in accordance with 29 CFR 2560.503-1 (m)(8); and
(iv)    include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

SECTION 8

AMENDMENT AND TERMINATION

8.1    Amendment and Termination.
(a)    Except as otherwise set forth in subsection (b) below, Parent or its delegate has the right to amend, suspend or terminate the Plan at any time without prior notice to or the consent of any employee; provided, however, that amendments that apply only to Section 16 Officers must also be approved by the Compensation and Benefits Committee of the Board of Directors of Parent or its delegate. No such amendment shall give the Employer or Parent the right to recover any amount paid to a Participant prior to the date of such amendment. Any such amendment, however, may cause the cessation and discontinuance of payments of Separation Plan Benefits to any person or persons under the Plan.
(b)    Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan, including this Section 8.1, shall not be modified in any manner that is materially adverse to a Qualifying Participant.
(c)    Parent or any such successor to Parent, shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on at least one material item of his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of this Section 8.1 have been violated (but, for the avoidance of doubt, excluding claims for plan benefits in the ordinary course) and (y) if applicable, by the Employer, Parent or its successor to enforce post-termination covenants against the Qualifying Participant.
(d)    Definitions. For purposes of this Section 8.1:
(i)    “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and
(ii)    “Qualifying Participant” shall mean an individual who is an Eligible Employee or a Participant as of the date immediately prior to the Change in Control.

SECTION 9

GENERAL PROVISIONS

9.1    Unfunded Obligation. Separation Plan Benefits provided under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. This Plan shall constitute solely an unsecured promise by the Employer to pay such benefits to Participants to the extent provided herein.
9.2    Applicable Law. It is intended that the Plan be an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder.
9.3    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
9.4    Employment at Will. Nothing contained in this Plan shall give an employee the right to be retained in the employment of the Employer or shall otherwise modify the employee's at will employment relationship with the Employer. This Plan is not a contract of employment between the Employer and any employee.
9.5    Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.
9.6    Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, Parent, the Plan Administrator, the Claims Administrator and all other parties with respect thereto.
9.7    Lost Payees. Benefits shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom Separation Plan Benefits are due. Such Separation Plan Benefits shall be reinstated if application is made by the Participant for the forfeited Separation Plan Benefits within one year of the Participant’s Separation Date and while the Plan is in operation.

SCHEDULE A

List of participating Employers:

From January 1, 2013 through May 16, 2013, all U. S. direct and indirect wholly owned subsidiaries of Merck & Co. Inc. excluding the following and their subsidiaries:

Comsort, Inc.
Inspire Pharmaceuticals, Inc.
TELERx Marketing, Inc.
Vree Health LLC
Merck Global Health Innovation Fund, LLC

From May 17, 2013, all U. S. direct and indirect wholly owned subsidiaries of Merck & Co. Inc. excluding the following and their subsidiaries:

Comsort, Inc.
TELERx Marketing, Inc.
Vree Health LLC
Merck Global Health Innovation Fund, LLC

SCHEDULE B-1

Separation Pay for Participants with a
Separation Date Occurring on or after January 1, 2013

Amount of Separation Pay in weeks (Annual Base Salary divided by 52)

Complete Years of Continuous Service at Separation Date	BAND LEVEL
	Band 200	Band 300	Band 400	Band 500	Band 600	Band 700/800
0	10	12	18	24	26	26
1	10	12	18	24	32	40
2	10	12	18	24	32	40
3	10	12	18	24	32	40
4	10	12	18	24	32	40
5	12	14	20	26	34	42
6	14	16	22	28	36	44
7	16	18	24	30	38	46
8	18	20	26	32	40	48
9	20	22	28	34	42	50
10	22	24	30	36	44	52
11	24	26	32	38	46	54
12	26	28	34	40	48	56
13	28	30	36	42	50	58
14	30	32	38	44	52	60
15	32	34	40	46	54	62
16	34	36	42	48	56	64
17	36	38	44	50	58	66
18	38	40	46	52	60	68
19	40	42	48	54	62	70
20	42	44	50	56	64	72
21	44	46	52	58	66	74
22	46	48	54	60	68	76
23	48	50	56	62	70	78
24	50	52	58	64	72	78
25	52	54	60	66	74	78
26	54	56	62	68	76	78
27	56	58	64	70	78	78
28	58	60	66	72	78	78
29	60	62	68	74	78	78
30	62	64	70	76	78	78
31	64	66	72	78	78	78
32	66	68	74	78	78	78
33	68	70	76	78	78	78
34	70	72	78	78	78	78
35	72	74	78	78	78	78
36	74	76	78	78	78	78
37	76	78	78	78	78	78
38+	78	78	78	78	78	78

SCHEDULE B-2

MEDICAL / DENTAL AND LIFE INSURANCE CONTINUATION

COMPLETE YEARS OF CONTINUOUS SERVICE AT SEPARATION DATE	BENEFITS CONTINUATION PERIOD
< 5	26 weeks
5 – 9.9	39 weeks
10 – 19.9	52 weeks
20+	78 weeks

SCHEDULE C

OUTPLACEMENT BENEFITS

BAND LEVEL	BENEFIT	DURATION

Band 200	Individual Career Transition Seminar and Counseling	• 2 day Milestones Seminar • Up to six (6) individual follow-up consulting sessions • 3 months access to Career Resource Network

Band 300	Career Assistance Program	3 Months

Band 400	Career Transition Service	6 Months

Band 600/500	Executive Service	12 Months

Band 800/700	Senior Executive Service	12 Months

The Outplacement Benefits are provided through a third party vendor. The vendor and/or the programs may change from time to time.

SCHEDULE D (Change in Control/Pension)
Description of Change-in-Control Benefits under the
Pension Plan
This Schedule describes benefits under the Pension Plan and the Supplemental Plan (as each is defined below) provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan and in accordance with the process established under the CIC Plan.
I.    If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3.1 (c) of the Plan:
1.    For an Eligible Employee who participates in the Retirement Plan for Salaried Employees of MSD or its successor (the “MSD Pension Plan) and on his or her Separation Date is not at least age 55 with at least ten years of Credited Service under the MSD Pension Plan but would attain at least age 50 and have at least ten years of Credited Service under the MSD Pension Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a subsidized early retirement benefit on his “Prior Plan Formula” (as defined in the MSD Pension Plan) under the MSD Pension Plan commencing in accordance with the terms of the MSD Plan.
2.    For an Eligible Employee who participates in the MSD Pension Plan or the Legacy Schering Retirement Plan, or their successors (collectively the “Pension Plan”) and on his or her Separation Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a Prior Plan Formula benefit unreduced for early commencement under the Pension Plan commencing in accordance with the terms of the Pension Plan.
3.    For an Eligible Employee who participates in the MSD Pension Plan and on his or her Separation Date is not eligible for the “Rule of 85 Transition Benefit” (as such term is defined in the MSD Pension Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her pension benefit under the MSD Pension Plan.
4,    For an Eligible Employee who participates in the Pension Plan on his or her Separation Date who is not vested in his or her accrued benefit under the Pension Plan, he or she shall be vested in his accrued benefit under the Pension Plan on his or her Separation Date.
II.    The benefits described in this Schedule D shall be payable from the Pension Plan and, to the extent that such benefits cannot be paid from the Pension Plan the Employer may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause such benefits to be paid under a Supplemental Retirement Plan of MSD or the Legacy Schering Benefits Excess Plan, as applicable and any successors thereto (collectively the “Supplemental Plan”) or under new arrangements or from the Employer's general assets.

SCHEDULE E (Change in Control/Retiree Medical)
Description of Change-in-Control Benefits under Health Plan
This Schedule describes benefits under the Health Plan provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan and in accordance with the process established under the CIC Plan.
I.    If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3.1 (c) of the Plan:
If the Eligible Employee is eligible to participate in the Health Plan and on his or her Separation Date is not at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree eligible for subsidized retiree medical benefits under the Health Plan but would attain at least age 50 and meet the service requirements to be considered a retiree eligible for subsidized retiree medical benefits under the Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be eligible for subsidized retiree medical benefits under the Health Plan on the date his or her Benefits Continuation Period Ends on the same terms and conditions applicable to salaried U.S.-based employees of the Employer whose employment terminated the last day of the month prior to the Eligible Employee’s Separation Date who were treated as retirees eligible for subsidized retiree medical benefits under the Health Plan as of that date.
II.    The Employer may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause the benefits set forth in this Schedule E to be provided from insured arrangements, or pursuant to new arrangements, individual arrangements or otherwise. Further, notwithstanding anything to the contrary, to the extent any benefits to which an Eligible Employee is entitled under this Schedule E would reasonably be likely to constitute a discriminatory benefit under Section 105(h) of the Code or a similar law or regulation at the time the benefit is to be provided to the Eligible Employee, as determined in the sole discretion of the Parent, the Employer may, to the extent it deems necessary or appropriate (including to comply with applicable law), modify the benefit so that the benefit would no longer constitute a discriminatory benefit under Section 105(h) of the Code or such similar law, including, but not limited to, eliminating all subsidy from the Parent or the Employer, requiring that the Eligible Employee pay for participation in the benefit program with after-tax funds or causing the full employer and employee portions of the cost of the benefit to be imputed as gross income to the Eligible Employee.
III.    For purposes of this Schedule E, “Health Plan” means one or more plans sponsored by the Parent or one of its subsidiaries that provide medical benefits to Eligible Employees and to former Eligible Employees who are considered retirees thereunder and to the eligible dependents of each of the foregoing.